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                                                                     EXHIBIT 3.1

                              AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                           onlinetradinginc.com corp.


                                ARTICLE I -- NAME
                                -----------------

         The name of the company is onlinetradinginc.com corp. (the "Company").

                              ARTICLE II -- ADDRESS
                              ---------------------

         The current mailing address and principal place of business of the Company is 2700 N. Military Trail, Suite 200, Boca Raton, Florida 33431.

                          ARTICLE III -- CAPITAL STOCK
                          ----------------------------

         The aggregate number of shares of all classes of capital stock which the Company shall have the authority to issue is 30,000,000 shares of common stock, par value $.01 per share (the "Common Stock"); and 1,000,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock").

      A. PROVISIONS RELATING TO THE COMMON STOCK.

         1. VOTING RIGHTS. Except as otherwise required by law or as may be provided by the resolutions of the Board of Directors authorizing the issuance of any class or series of the Preferred Stock, as herein provided, all rights to vote and all voting power shall be vested exclusively in the holders of the Common Stock with each share of Common Stock entitled to one vote.

         2. DIVIDENDS. Subject to the rights of the holders of the Preferred Stock, the holders of the Common Stock shall be entitled to receive when, as and if declared by the Board of Directors, out of funds legally available therefor, dividends and other distributions payable in cash, property, stock (including shares of any class or series of the Company, whether or not shares of such class or series are already outstanding) or otherwise.








THIS DOCUMENT PREPARED BY:
MIRIAM ALFONSO, ESQUIRE
BROAD AND CASSEL
FL BAR NO. 155251
201 S. BISCAYNE BOULEVARD, SUITE 3000
MIAMI, FLORIDA 33131
(305) 373-9461


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         3. LIQUIDATING DISTRIBUTIONS. Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, and after the holders of the Preferred Stock shall have been paid in full the amounts to which they shall be entitled, if any, or a sum sufficient for such payment in full shall have been set aside, the remaining net assets of the Company, if any, shall be distributed pro rata to the holders of Common Stock in accordance with their respective rights and interests to the exclusion of the holders of Preferred Stock.

      B. PROVISIONS RELATING TO PREFERRED STOCK.

         1. GENERAL. The Preferred Stock may be issued from time to time, in one or more classes or series, the shares of each class or series to have such designations, powers, preferences and rights, and qualifications, limitations and restrictions thereof as are stated and expressed herein and in the resolution or resolutions providing for the issuance of such class or series adopted by the Board of Directors as hereinafter prescribed.

         2. PREFERENCES. Subject to the rights of the holders of the Company's Common Stock, authority is hereby expressly granted to and vested in the Board of Directors to authorize the issuance of the Preferred Stock from time to time, in one or more classes or series, to determine and take necessary proceedings fully to effect the issuance conversion and redemption of any such Preferred Stock, and, with respect to each class or series of Preferred Stock, to fix and state by the resolution or resolutions from time to time adopted providing for the issuance thereof the following:

            (a) whether or not the class or series is to have voting rights, special or conditional, full or limited, or is to be without voting rights;

            (b) the number of shares to constitute the class or series and the designations thereof;

            (c) the preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions thereof, if any, with respect to any class or series;

            (d) whether or not the shares of any class or series shall be redeemable and if redeemable the redemption price or prices, and the time or times at which and the terms and conditions upon which, such shares shall be redeemable and the manner of redemption;

            (e) whether or not the shares of a class or series shall be subject to the operation of retirement or sinking funds to be applied to the purchase or redemption of such shares for retirement, and if such retirement or sinking fund or funds be established, the periodic amount thereof and the terms and provisions relative to the operation thereof;

            (f) the dividend rate, whether dividends are payable in cash, stock or other property of the Company, the conditions upon which and the times when such dividends are payable, the preference to or the relation to the payment of the dividends payable, on any other


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class or classes or series of stock, whether or not such dividend shall be cumulative or noncumulative, and if cumulative, the date or dates from which such dividends shall accumulate;

            (g) the preferences, if any, and the amounts thereof that the holders of any class or series thereof shall be entitled to receive upon the voluntary or involuntary dissolution of, or upon any distribution of the assets of, the Company;

            (h) whether or not the shares of any class or series shall be convertible into, or exchangeable for, the shares of any other class or classes or of any other series of the same or any other class or classes of the Company and the conversion price or prices or ratio or ratios or the rate or rates at which such conversion or exchange may be made, with such adjustments, if any, as shall be stated and expressed or provided for in such resolution or resolutions; and

            (i) such other special rights and protective provisions with respect to any class or series as the Board of Directors may deem advisable.

         The shares of each class or series of the Preferred Stock may vary from the shares of any other class or series thereof in any or all of the foregoing respects. The Board of Directors may increase the number of shares of Preferred Stock designated for any existing class or series by a resolution adding to such class or series authorized and unissued shares of the Preferred Stock not designated for any other class or series. The Board of Directors may decrease the number of shares of the Preferred Stock designated for any existing class or series by a resolution, subtracting from such series unissued shares of the Preferred Stock designated for such class, or series, and the shares so subtracted shall become authorized, unissued and undesignated shares of the Preferred Stock.

                         ARTICLE IV -- REGISTERED AGENT
                         ------------------------------

         The street address of the Company's registered office is 201 South Biscayne Boulevard, Suite 3000, Miami, Florida 33131. The name of the Company's registered agent at that address is B&C Corporate Services, Inc.

                  ARTICLE V -- LIMITATION ON DIRECTOR LIABILITY
                  ---------------------------------------------

         A director shall not be personally liable to the Company or the holders of shares of capital stock for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of the duty of loyalty of such director to the Company or such holders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 607.0831 of the Florida Business Company Act (the "FBCA"), or (iv) for any transaction from which such director derives an improper personal benefit. This Article V shall be read to authorize the limitation of liability to the fullest extent permitted under Florida law. If the FBCA is hereafter amended to authorize the further or broader elimination or limitation of the personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the FBCA, as so amended. No repeal or modification of this Article V shall adversely affect any right of or protection afforded to a director of the Company existing immediately prior to such repeal or modification.




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                  ARTICLE VI -- SPECIAL MEETING OF SHAREHOLDERS
                  ---------------------------------------------

         Except as otherwise required by law and subject to the rights of the holders of the Preferred Stock, special meetings of shareholders of the Company may be called only by (i) the Board of Directors pursuant to a resolution approved by a majority of the entire Board of Directors, (ii) the Company's Chief Executive Officer or (iii) the holders of at least one-third of the outstanding shares of capital stock of the Company. Notwithstanding anything contained in these Amended and Restated Articles of Incorporation to the contrary, this Article VI shall not be altered, amended or repealed except by an affirmative vote of at least two-thirds of the outstanding shares of capital stock of the Company entitled to vote at a shareholders' meeting duly called for such purpose.

                           ARTICLE VII -- INDEMNIFICATION
                           ------------------------------

         The Company shall indemnify and advance expenses to, and may purchase and maintain insurance on behalf of, its officers and directors to the fullest extent permitted by law as now or hereafter in effect. Without limiting the generality of the foregoing, the Company's Bylaws may provide for indemnification and advancement of expenses to officers, directors, employees and agents on such terms and conditions as the Board of Directors may from time to time deem appropriate or advisable.

                             ARTICLE VIII -- BYLAWS
                             ----------------------

         The Board of Directors shall have the power to adopt, amend or repeal the Bylaws or any part hereof. Certain provisions of the Bylaws, as stated therein, may not be altered, amended or repealed except by the affirmative vote of at least two-thirds of the outstanding shares of capital stock of the Company entitled to vote at a shareholders' meeting duly called for such purpose. Except for such provisions requiring a two-thirds vote to alter, amend or repeal, the Bylaws may be altered, amended or repealed, and new bylaws may be adopted, by the shareholders upon the affirmative vote of at least a majority of the outstanding shares of capital stock of the Company entitled to vote at a shareholders' meeting duly called for such purpose.

         Notwithstanding anything contained in these Amended and Restated Articles of Incorporation to the contrary, this Article VIII shall not be altered, amended or repealed except by an affirmative vote of at least two-thirds of the outstanding shares of capital stock of the Company entitled to vote at a shareholders' meeting duly called for such purpose.

                             ARTICLE X -- AMENDMENT
                             ----------------------

         Except as provided herein, these Amended and Restated Articles of Incorporation may be altered, amended or repealed by the shareholders of the Company in accordance with Florida law.






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         IN WITNESS WHEREOF, the undersigned, for the purpose of amending and restating the Company's Article of Incorporation pursuant to laws of the State of Florida, has executed these Amended and Restated Articles of Incorporation as of ________________, 1999.

                               onlinetradinginc.com corp., a Florida corporation


                               By:
                                  -----------------------------------------
                                  E. Steven zum Tobel, President




























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